UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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☒  Definitive Proxy Statement

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☐  Soliciting Pursuant to § 240.14a-12

Nexstar Broadcasting Group, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Explanatory Note

The proxy statement included as part of this Schedule 14A reflects a change to the proxy statement filed by Nexstar Broadcasting Group, Inc. with the Securities and Exchange Commission on April 11, 2005 (the “April 11, 2005 Proxy Statement”). Due to an error by a third party retained to help create the Comparative Stock Performance Graph, the Comparative Stock Performance Graph was incorrect. The proxy statement included herewith contains a corrected Comparative Stock Performance Graph. The April 11, 2005 Proxy Statement was not mailed to stockholders.

NEXSTAR BROADCASTING GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexstar Broadcasting Group, Inc. will be held at The Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas 75038, on Monday, May 23, 2005 at 9:00 a.m., Central Standard Time, for the following purposes:

1.	Elect a Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.	To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Nexstar is mailing this proxy statement and the related proxy on or about April 15, 2005 to its stockholders of record on April 8, 2005. Only stockholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039.

By Order of the Board of Directors

/s/    Shirley E. Green

Shirley E. Green

Secretary

April 13, 2005

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

NEXSTAR BROADCASTING GROUP, INC.

909 Lake Carolyn Parkway, Suite 1450

Irving, TX 75039

PROXY STATEMENT

Annual Meeting of Stockholders

May 23, 2005

This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Broadcasting Group, Inc., a Delaware corporation (“Nexstar”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Monday, May 23, 2005 at 9:00 a.m. (Central Standard Time), and at any adjournment or adjournments thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect a Board of Directors to serve until the next Annual Meeting of Stockholders; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and (3) transact any other business which may properly come before the meeting.

Shares of Nexstar common stock, par value $0.01, (“Common Stock”), represented by a properly executed proxy that is received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2005 and (iii) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about April 15, 2005.

Nexstar’s principal mailing address is 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039.

ANNUAL REPORT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Nexstar’s Annual Report to Stockholders for the fiscal year ended December 31, 2004, including Nexstar’s financial statements and PricewaterhouseCoopers LLP’s report on the financial statements and management’s assessment and effectiveness of internal controls, is being mailed with this proxy statement to each of Nexstar’s stockholders of record on April 8, 2005. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Broadcasting Group, Inc., attention: Bob Thompson, Chief Financial Officer. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

VOTING SECURITIES

Stockholders of record on April 8, 2005 may vote at the Annual Meeting. On that date, there were 14,289,310 shares of Class A Common Stock; 13,411,588 shares of Class B Common Stock and 662,529 shares of Class C Common Stock outstanding. Holders of our Class A Common Stock and our Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of our stockholders. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock have no voting rights. If a quorum is present at the Annual Meeting, the directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote. Votes may be cast in favor of a nominee for director or withheld. Votes that are withheld or broker non-votes will have no effect on the outcome of the election of directors. (Broker non-votes occur when brokers or nominees holding stock in “street name” indicate on proxies that they do not have discretionary authority to vote the shares on a particular matter.)

Stockholders of record may vote their proxies by signing, dating and returning the enclosed Proxy Card. If no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of our Board of Directors. Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions given on such proxy. Any stockholder giving a proxy prior to the Annual Meeting has the power to revoke it at any time before it is exercised by a written revocation received by the Secretary of Nexstar or by executing and returning a proxy bearing a later date. Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

VOTE NECESSARY TO APPROVE PROPOSALS

•	Proposal 1: Election of Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of March 30, 2005 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each director of Nexstar, (iii) the Named Executive Officers and (iv) all directors and executive officers of Nexstar as a group. This information has been furnished by the persons named in the table below or in filings made with the Securities and Exchange Commission. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. Unless otherwise indicated, a person’s address is c/o Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039.

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Percent of Total
	Number	Percent	Number	Percent	Number	Percent	Economic Interest	Voting Power
ABRY(1)	3,490,883	24.4%	13,024,501	97.1%	—	—	58.2%	90.1%
Banc of America Capital Investors L.P. (2)	700,000	4.9%	—	—	662,529	100.0%	4.8%	0.5%
Neuberger Berman, LLC. (3)	3,185,140	22.3%	—	—	—	—	11.2%	2.1%
Wellington Management Company, LLP(4)	2,004,972	14.0%	—	—	—	—	7.1%	1.4%
Royce Yudkoff(5)(6)	3,490,883	24.4%	13,024,501	97.1%	—	—	58.2%	90.1%
Perry A. Sook(7)	12,913	0.1%	387,087	2.9%	—	—	1.4%	2.6%
G. Robert Thompson	—	—	—	—	—	—	—	—
Duane A. Lammers	1,318	*	—	—	—	—	*	*
Brian Jones	500	*	—	—	—	—	*	*
Shirley E. Green	497	*	—	—	—	—	*	*
Timothy C. Busch	214	*	—	—	—	—	*	*
Susana G. Willingham	85	*	—	—	—	—	*	*
Richard Stolpe	85	*	—	—	—	—	*	*
Paul Greeley	—	—	—	—	—	—	—	—
Blake R. Battaglia(6)	—	—	—	—	—	—	—	—
Erik Brooks(6)	1,000	*	—	—	—	—	*	*
Jay M. Grossman(6)	12,000	*	—	—	—	—	*	*
Brent Stone(6)	—	—	—	—	—	—	*	*
Geoff Armstrong	—	—	—	—	—	—	—	—
Michael Donovan	6,700	*	—	—	—	—	*	*
I. Martin Pompadur	—	—	—	—	—	—	—	—
All directors and executive officers as a group (17 persons)	3,526,195	24.7%	13,411,588	100.0%	—	—	59.7%	92.7%

*	Less than 1%
(1)	Represents 7,147,964 shares of Class B Common Stock owned by ABRY Broadcast Partners II, L.P.; and 3,490,883 shares of Class A Common Stock and 5,876,537 shares of Class B Common Stock owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Broadcast Partners, LLC. The address of ABRY is 111 Huntington Avenue, 30th Floor, Boston, MA 02199.
(2)	The address of Banc of America Capital Investors L.P. is 100 North Tryon Street, 25th Floor, Charlotte, NC 28255-0001.
(3)	The address of Neuberger Berman, LLC is 605 Third Avenue, New York, NY 10158-3698.
(4)	Represents shares held by Wellington Management Company, LLP (“Wellington”) in its capacity as investment adviser on behalf of its clients. Wellington’s SEC filings state that no beneficial owner that holds Nexstar Group’s securities through Wellington owns or has the right or power with respect to more than five percent of the class of securities. Wellington is at 75 State Street, Boston, MA 02109.
(5)	Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P.
(6)	The address of Mr. Yudkoff, Mr. Battaglia, Mr. Brooks, Mr. Grossman and Mr. Stone is the address of ABRY.
(7)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Officers, directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

Based on our records and review of the copies of Section 16(a) reports furnished to us, during the fiscal year ended December 31, 2004, we believe all Section 16(a) filing requirements applicable to Nexstar’s executive officers, directors and greater than ten percent beneficial owners were timely satisfied, except as described below:

•	In August 2004, Perry A. Sook, our Chairman of the Board, President and Chief Executive Officer purchased 10,000 shares of our common stock. Upon Mr. Sook’s attempt to timely file his Form 4, he was informed by the SEC that his filing codes had changed. As a result of having to wait until new filing codes were assigned, his Form 4 filing was late.

•	In May 2004, each of I. Martin Pompadur, Geoff Armstrong and Michael Donovan, each a Director of Nexstar, were granted options to purchase 10,000 shares of our common stock. Due to an inadvertent administrative error their Form 4 filings were late.

DIRECTORS AND NOMINEES FOR DIRECTORS

PROPOSAL 1—ELECTION OF DIRECTORS

At this annual meeting of stockholders, directors will be elected to hold office until the next meeting of stockholders for such purpose. The persons named in the enclosed proxy will vote to elect as directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as directors the nominees named below.

Name and Age	Principal Occupation and Business Experience

Perry A. Sook, 47	Mr. Sook formed our predecessor in 1996. Since our inception, Mr. Sook has served as our Chairman of the Board, President and Chief Executive Officer and as a Director. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group, Inc. Mr. Sook currently serves as a director of Penton Media, Inc. and the Television Bureau of Advertising and serves as trustee for the Ohio University Foundation.

Blake R. Battaglia, 32	Mr. Battaglia has served as a Director since April 2002. Mr. Battaglia is a Vice President at ABRY, which he joined in 1998. Prior to joining ABRY, he was an investment banker at Morgan Stanley & Co. Mr. Battaglia currently serves as a director of WideOpenWest Holdings, LLC and Atlantic Broadband, LLC.

Erik Brooks, 38	Mr. Brooks has served as a Director since March 2002. Mr. Brooks is a Partner at ABRY, which he joined in 1999. Prior to joining ABRY, from 1995 to 1999, Mr. Brooks was a Vice President at NCH Capital, a private equity investment fund. Mr. Brooks is a director of Country Road Communications, LLC, Billing Services LLC and Monitronics International, Inc.

Jay M. Grossman, 45	Mr. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman has been a Partner of ABRY since 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Consolidated Theaters LLC, Country Road Communications LLC, Monitronics International, Inc., WideOpenWest Holdings, LLC and Atlantic Broadband, LLC.

Brent Stone, 28	Mr. Stone has served as a Director since March 2005. Mr. Stone is a Senior Associate at ABRY and has been with the firm since January 2002. Prior to joining ABRY, he was a member of the Investment Banking Department of Credit Suisse First Boston, formerly Donaldson, Lufkin and Jenrette, from 2000 to 2002. From 1999 to 2000, Mr. Stone was an Analyst in the Syndicated Finance Group of Chase Securities.

Royce Yudkoff, 49	Mr. Yudkoff has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Since 1989, Mr. Yudkoff has served as the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a Partner from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including U.S.A. Mobility, Inc., Muzak Holdings LLC, Penton Media, Inc. and Talent Partners.

Name and Age	Principal Occupation and Business Experience

Geoff Armstrong, 47	Mr. Armstrong has served as a Director since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One, Inc. since June 2001 and May 2002, respectively.

Michael Donovan, 64	Mr. Donovan has served as a Director since November 2003. He is the founder and majority stockholder of Donovan Data Systems Inc., a privately held supplier of computer services to the advertising and media industries. Mr. Donovan has served as Chairman and Chief Executive Officer of Donovan Data Systems Inc. since 1967. He is also a director of the Statue of Liberty/Ellis Island Foundation and on the board of advisors of the Yale Divinity School.

I. Martin Pompadur, 69	Mr. Pompadur has served as a Director since November 2003. In June 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. He currently sits on the Boards of Metromedia International, Linkshare, News Out of Home B.V., Balkan Bulgarian, RP Coffee Ventures, Sky Italia and Elong.

Committees of the Board of Directors

The Board of Directors currently has the following three standing committees:

(a) Compensation Committee, consisting of Messrs. Grossman, Armstrong and Yudkoff. The Compensation Committee met four times during 2004. The function of the Compensation Committee is to review compensation paid to Nexstar’s officers and employees and to administer Nexstar’s stock option and other incentive plans. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of such charter is available through our web site at www.nexstar.tv.

(b) Audit Committee, consisting of Messrs. Armstrong, Donovan and Pompadur. The Audit Committee met eleven times during 2004. The function of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and oversee Nexstar’s relationship with its independent registered public accounting firm. The members of the audit committee are “independent” as that term is defined in the National Association of Securities Dealers Listing Standards. The Board has determined that Mr. Armstrong is an “audit committee financial expert” for purpose of the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of such charter is available through our web site at www.nexstar.tv.

(c) Nominating and Corporate Governance Committee, consisting of Messrs. Armstrong, Donovan and Pompadur. The Nominating and Corporate Governance Committee met one time during 2004. The members of the committee are “independent” as defined in the marketplace rules which govern Nasdaq Stock Market. The function of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors; to recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders; to develop and recommend to the Board of Directors a set of corporate governance principles applicable to us; and to oversee the evaluation of the Board of Directors and management. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. A copy of such charter is available through our web site at www.nexstar.tv.

Additional Information Concerning the Board of Directors

During 2004, each director attended at least 75% of the total of the Board of Directors and committee meetings that he or she was obligated to attend except for Ms. Peggy Koenig and Mr. Donovan.

Because fewer than ten non-management stockholders attended our 2004 Annual Meeting of Stockholders in person, the Board has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders. Mr. Sook and Mr. Battaglia attended the 2004 Annual Meeting of Stockholders.

The Board of Directors has not adopted a nominating policy to be used for identifying and evaluating nominees for director, including director candidates recommended by stockholders, and has not established any specific, minimum qualifications that director nominees must possess. Instead, the Nominating and Governance Committee plans to determine the qualifications and skills required to fill a vacancy to complement the existing qualifications and skills, as a vacancy arises in the Board of Directors. However, if it is determined that a nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt a nominating policy.

As disclosed by Nexstar on a Current Report on Form 8-K filed by Nexstar with the Securities and Exchange Commission on March 31, 2005, Ms. Koenig resigned from the Board of Directors. Ms. Koenig informed the Board that her resignation was not the result of any disagreement. Upon Ms. Koenig’s resignation, Mr. Stone was appointed to the Board.

Nexstar is a “controlled company” in accordance with rules and regulations of NASDAQ, because ABRY Partners, LLC through its affiliated funds controls a majority of the outstanding voting stock. As a result, we are not required to maintain a majority of independent directors on our Board of Directors or to have the compensation of our executive officers and the nomination of directors be determined by independent directors.

Code of Ethics

The Board of Directors adopted a code of ethics that applies to our chief executive officer, chief financial officer, the other executive officers and directors, and persons performing similar functions. The purpose of the code of ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar Broadcasting Group, Inc. and its subsidiaries, and to promote compliance with all applicable rules and regulations that apply to Nexstar Broadcasting Group, Inc. and its subsidiaries and their respective officers and directors. The code of ethics was attached as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Broadcasting Group Inc. are prepared by management, which is responsible for their objectivity and integrity. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm who audited the Company’s December 31, 2004 financial statements and management’s assessment and effectiveness of internal controls, the matters required to be discussed in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. Additionally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee has discussed with PricewaterhouseCoopers its independence from the Company and has also considered the compatibility of non-audit services it provided with its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Geoff Armstrong, Chair

Michael Donovan

I. Martin Pompadur

Director Compensation

Messrs. Sook, Battaglia, Brooks, Grossman, Stone, and Yudkoff serve on the Board of Directors without additional compensation. Messrs. Donovan, Armstrong, and Pompadur each receives an annual retainer of $15,000 plus $1,500 for each in-person meeting of the Board committee of which they are a member and $750 for telephone attendance at a meeting. In addition, members of the Board of Directors are reimbursed for expenses they incur in attending meetings.

Directors hold office until the next meeting of the stockholders of Nexstar for the election of directors and until their successors are elected and qualified. There are no family relationships among directors or executive officers of Nexstar.

Executive Officers

The executive officers of the Company are:

Name	Age	Nexstar Position
Perry A. Sook	47	President, Chief Executive Officer and Director
G. Robert Thompson	42	Chief Financial Officer and Executive Vice President
Duane A. Lammers	43	Chief Operating Officer and Executive Vice President
Timothy C. Busch	41	Senior Vice President, Regional Manager
Brian Jones	44	Senior Vice President, Regional Manager
Shirley E. Green	45	Vice President, Finance
Susana G. Willingham	38	Vice President, Corporate News Director
Richard Stolpe	48	Vice President, Director of Engineering
Paul Greeley	53	Vice President, Marketing and Promotions

Perry A. Sook has served as our Chairman of the Board, President and Chief Executive Officer and as a Director since 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group, Inc. Mr. Sook currently serves as a director of Penton Media, Inc. and the Television Bureau of Advertising and serves as trustee for the Ohio University Foundation.

G. Robert Thompson has served as our Chief Financial Officer and Executive Vice President since May 2002. Prior to that time, Mr. Thompson was a Senior Vice President of Operations Staff and Vice President-Finance for Paging Network, Inc. Mr. Thompson joined Paging Network, Inc. in 1990. In August 2000, Paging Network, Inc. filed for Chapter 11 bankruptcy protection.

Duane A. Lammers has served as our Chief Operating Officer and Executive Vice President since October 2002. Prior to that time, Mr. Lammers served as our Executive Vice President from February 2001 until September 2002 and as our Vice President, Director of Sales and Marketing from 1998 until January 2001. He was employed as a Nexstar-based station General Manager from 1997 to 1999. Prior to joining Nexstar, Mr. Lammers was the General Manager of WHTM, the ABC affiliate in Harrisburg, Pennsylvania from 1994 to 1997.

Timothy C. Busch has served as our Senior Vice President and Regional Manager since October 2002. Prior to that time, Mr. Busch served as our Vice President and General Manager at WROC, Rochester, New York from 2000 to October 2002. Prior to that time, he served as General Sales Manager and held various other sales management positions at WGRZ, Buffalo, New York from 1993 to 2000.

Brian Jones has served as our Senior Vice President and Regional Manager since May 2003. Prior to that time, Mr. Jones served as Vice President and General Manager at KTVT and KTXA, Dallas-Fort Worth, Texas from 1995 to 2003.

Shirley E. Green has served as our Vice President, Finance since February 2001. Prior to that time, Ms. Green served as our Controller from 1997 to 2001. Prior to joining Nexstar, from 1994 to 1997, Ms. Green was Business Manager at KOCB, Oklahoma City, Oklahoma, which was owned by Superior Communications Group, Inc.

Susana G. Willingham has served as our Vice President, Corporate News Director since 1997. Prior to joining Nexstar, Ms. Willingham served as Assistant News Director for WHTM from 1994 to 1997. Prior to that time, Ms. Willingham was the News Director for KFDX from 1992 to 1993.

Richard Stolpe has served as our Vice President, Director of Engineering since January 2000. Prior to that time, Mr. Stolpe served as Chief Engineer of WBRE from 1998 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1996 to 1998 as Chief Engineer.

Paul Greeley has served as our Vice President, Marketing and Promotions since January 2004. Prior to joining Nexstar, Mr. Greeley was a partner with Grim and Greeley Marketing from March 2002 to January 2004. From December 2000 to November 2001, he was the Director of Creative Services for WWL in New Orleans, Louisiana, and was the Director of Creative Services for WESH in Orlando, Florida from September 1997 to April 2000.

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains a summary of the annual, long-term and other compensation paid or accrued during the fiscal years ended December 31, 2004, 2003 and 2002 to those persons who were the Chief Executive Officer and our five other most highly compensated executive officers of Nexstar in 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Fiscal Year		Annual Compensation				All Other Compensation(1)
			Salary	Bonus		Other
Perry A. Sook President, Chief Executive Officer and Director	2004 2003 2002		$629,827 637,962 437,308	$350,000 4,325,000 350,000	(2) (3)	— — —	$15,495 12,844 9,542

Duane A. Lammers Chief Operating Officer, Executive Vice President	2004 2003 2002		304,884 274,808 219,365	125,000 250,000 100,000		— — —	11,400 9,164 7,949

G. Robert Thompson Chief Financial Officer, Executive Vice President	2004 2003 2002	(4)	228,192 213,808 116,250	40,000 60,000 20,000		— — —	11,299 8,807 7,136

Brian Jones Senior Vice President, Regional Manager	2004 2003	(5)	256,538 165,314	85,000 50,000		— —	12,710 6,100

Timothy C. Busch Senior Vice President, Regional Manager	2004 2003 2002		254,884 229,269 156,143	85,000 75,000 30,604		— — —	11,377 7,494 5,892

Shirley E. Green Vice President, Finance	2004 2003 2002		176,596 164,788 123,077	20,000 75,000 20,000		— — —	9,714 8,821 9,079

(1)	Represents the following items: (1) officer medical insurance paid by the Company; (2) group term life insurance coverage; (3) automobile allowance paid by the Company; (4) value of the personal use of automobiles and (5) the amount of the Company’s match under the 401(k) savings plan in which the employees of the Company are eligible participants.
(2)	Includes $4,000,000 paid to Mr. Sook and used to repay a loan guaranteed by Nexstar.
(3)	In 2001, represents advance against future bonus payments, which was netted against the $350,000 earned in 2002.
(4)	Joined Nexstar in May 2002.
(5)	Joined Nexstar in May 2003.

OPTION GRANTS DURING FISCAL YEAR 2004

The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2004:

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
Perry A. Sook	300,000	30.5%	$8.63	12/15/2014	$1,628,196	$4,126,183

Duane A. Lammers	40,000	4.1%	$8.63	12/15/2014	$217,082	$550,144

G. Robert Thompson	40,000	4.1%	$8.63	12/15/2014	$217,082	$550,144

Timothy C. Busch	20,000	2.0%	$8.63	12/15/2014	$108,535	$275,064

Brian Jones	20,000	2.0%	$8.63	12/15/2014	$108,535	$275,064

Shirley E. Green	10,000	1.0%	$8.63	12/15/2014	$54,261	$137,524

(1)	Options are non-qualified options granted under the 2003 Long Term Incentive Plan and generally are not exercisable until six months after their grant, vest over the span of five years and expire 10 years from the date of grant.
(2)	Options are granted at an exercise price equal to the last reported sale price of our common stock, as reported on the NASDAQ on the date of grant.
(3)	The potential realizable value is calculated based on the term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the stock option and that the stock option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

There were no options exercised by any Named Executive Officer during the fiscal year ended December 31, 2004. The following table sets forth information as of December 31, 2004 concerning unexercised stock options held by the Named Executive Officers.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Securities Underlying Unexercised In-the-Money Options at Fiscal Year End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Perry A. Sook	100,000	500,000	$—	$300,000
Duane A. Lammers	60,000	80,000	$—	$40,000
G. Robert Thompson	20,000	70,000	$—	$40,000
Timothy C. Busch	22,000	48,000	$—	$20,000
Brian Jones	10,000	60,000	$—	$20,000
Shirley E. Green	18,000	22,000	$—	$10,000

(1)	Based upon a fair market value of $9.22 per share of Nexstar’s Class A Common Stock, which was the closing price per share on December 31, 2004.

EMPLOYEE AGREEMENTS

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us. The term of the agreement expires on December 31, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, effective as of October 1, 2002, Mr. Sook’s base salary was $630,000 in 2004 and is $650,000 in 2005, $675,000 in 2006, $700,000 in 2007 and $750,000 in 2008. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $325,000 for 2005, $337,500 for 2006, $350,000 for 2007 and $375,000 for 2008, upon achievement of goals established by our board of directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, Mr. Sook is eligible to receive his base salary for a period of one year.

Duane A. Lammers

Effective October 1, 2002, Mr. Lammers became Chief Operating Officer and Executive Vice President under an employment agreement with us. Prior to that time, Mr. Lammers served as Executive Vice President. The agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Lammers’ base salary is $310,000 from July 1, 2004 through June 30, 2005, $320,000 through June 30, 2006, $330,000 through June 30, 2007 and $340,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Lammers is eligible to earn a targeted annual bonus of $160,000 for 2005, $165,000 for 2006 and $170,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Lammers’ attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Lammers resigns for good reason, as defined in the agreement, Mr. Lammers is eligible to receive his base salary for a period of one year.

G. Robert Thompson

Mr. Thompson is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us. The term of the agreement expires on May 12, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Thompson’s base salary is $235,000 from September 1, 2004 through August 31, 2005, $240,000 through August 31, 2006 and $250,000 through September 1, 2007 and thereafter. In addition to his base salary, Mr. Thompson is eligible to receive a targeted bonus of $45,000 for 2005, $50,000 for 2006 and thereafter at the discretion of our chief executive officer, based on Mr. Thompson’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Thompson resigns for good reason, as defined in the agreement, Mr. Thompson is eligible to receive his base salary for a period of one year.

Shirley E. Green

Ms. Green is employed as Vice President, Finance under an employment agreement with us. The term of the agreement ends on June 30, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Green’s base salary is $180,000 from September 1, 2004 through August 31, 2005, $185,000 through August 31, 2006 and $190,000 though August 31, 2007 and thereafter. In addition to her base salary, Ms. Green is eligible to earn a targeted annual bonus of $20,000 for each year through June 30, 2007 at the discretion of our chief executive officer, based on Ms. Green’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Ms. Green resigns for good reason, as defined in the agreement, Ms. Green is eligible to receive her base salary for a period of one year.

Timothy C. Busch

Mr. Busch is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $260,000 from July 1, 2004 through June 30, 2005, $270,000 through June 30, 2006, $280,000 through June 30, 2007 and $290,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Busch is eligible to earn a targeted annual bonus of $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Busch’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year.

Brian Jones

Mr. Jones is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on May 1, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $260,000 from May 1, 2004 through April 30, 2005, $270,000 through April 30, 2006, $280,000 through April 30, 2007 and $290,000 through April 30, 2008 and thereafter. In addition to his base salary, Mr. Jones is eligible to earn a targeted annual bonus of $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Jones’ attainment of goals set by our chief executive officer. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year.

2003 Long-Term Equity Incentive Plan

Prior to our initial public offering in 2003, our board of directors and stockholders adopted the Nexstar Broadcasting Group, Inc. Long-Term Equity Incentive Plan (the “2003 Plan”). The 2003 Plan provides for the granting of stock-based awards to our directors, executive officers, other key employees of Nexstar and consultants. Awards granted under the 2003 Plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing. Our board of directors has delegated the administration of our equity incentive plan to the board’s compensation committee, which has the authority to grant awards under such plan and to determine any terms, conditions, or restrictions relating to such awards. Our board of directors or the compensation committee may amend or terminate our equity incentive plan, but may not amend such plan without the approval of our stockholders if such amendment would violate any law or agreement or the rules of any exchange upon which our common stock is listed. Except as otherwise determined by the compensation committee or as described below with respect to the termination of a participant’s services in certain circumstances including a change of control, no grant under the plan may be exercised, and no restrictions relating to the grant may lapse, within six months of the date of the grant. Each employee to whom a grant is made under the plan will enter into a written agreement with us that will contain additional provisions relating to the vesting of the grant.

The number of shares of our common stock with respect to which benefits may be granted under the 2003 Plan may not exceed 3,000,000 shares of our Class A Common Stock. At December 31, 2004, a total of 2,123,000 shares of our authorized but unissued Class A Common Stock were subject to outstanding stock options under the 2003 Plan. No other form of award was outstanding at December 31, 2004 and any future award grants have not yet been determined. The options outstanding under our equity incentive plan are subject to vesting. As of December 31, 2004 options to purchase 526,000 shares of our Class A Common Stock have vested, and options to purchase 1,597,000 shares of our Class A Common Stock will vest ratably over five years from the date of grant.

If a participant’s services are terminated within one year following a change of control, then all of the participant’s options and SARs become immediately fully vested and exercisable and remain so for up to one year after the date of termination but in no event after the expiration date of the award. In addition, the compensation committee may grant options that become fully vested and immediately exercisable automatically upon a change of control, whether or not the participant is subsequently terminated. Further, upon a change of control all restrictions on shares of restricted stock granted to a participant immediately lapse, and a participant who has been granted a performance award will earn no less than the portion of the performance award that he would have earned if the applicable performance cycle had terminated on the date of the change of control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report contains information regarding the cash and equity compensation of the Company’s Chief Executive Officer during the last completed fiscal year and the Company’s other most highly compensated executive officers.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) makes all decisions about the compensation of the Chief Executive Officer and also has the authority to review and approve the compensation for its other executive officers. The primary objective of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide a long-term incentive for future performance that aligns shareholder interests and executive rewards.

The principal elements of the Company’s executive compensation consist of the following:

Base Salary. The annual base salaries of the Company’s executive officers, including the Chief Executive Officer, are established in employment agreements executed with each individual (see “Compensation of Executive Officers—Employee Agreements”). Under these employment agreements, base salaries are increased annually. Annual salary increases for the executive officer group are generally consistent, on a percentage basis, with those received by non-executive employees.

Bonuses. Under the terms of their employment agreement, each executive officer is eligible to earn a targeted annual cash bonus. The Company does not utilize defined formulas for bonuses to its executive officers, including the Chief Executive Officer. Executive officers are entitled to receive an annual bonus based on their attainment of goals set by the Board of Directors or Chief Executive Officer. The payment of bonuses is made on a discretionary basis and rewards individuals for their contributions which positively affect the overall success of the Company.

Stock options. The number of stock options granted to each executive officer is determined by the Compensation Committee, based on the individual’s level of responsibility. The Company’s stock-based compensation plan is intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities with shareholder benefits of an increased common stock value. With certain limited exceptions, stock option awards made under the Company’s stock-based compensation plan vest 20% per year over a five-year period, dependent on continued employment. The exercise price of stock options may not be less than the market price of the Company’s common stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the executive’s employment. The provisions of the Company’s stock-based compensation plan limits the number of options that may be granted to any one individual in a calendar year to 10% of the total number of options authorized under the plan.

The Compensation Committee reviews compensation levels for the executive officers of the Company near the beginning of each calendar year. In its consideration of the compensation for a specific executive, the Compensation Committee considers various factors, including the executive’s job performance, the compensation level of competitive jobs, and the financial performance of the Company. For executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer.

Chief Executive Officer’s Compensation. The compensation provided to the Company’s Chief Executive Officer, Perry A. Sook, consisted of the elements described above. Pursuant to an employment agreement effective October 1, 2002, Mr. Sook received an annual base salary of $630,000 for the year ended December 31, 2004. Additionally, under his employment agreement, Mr. Sook was awarded an annual cash bonus of $350,000 for 2004. In determining Mr. Sook’s bonus, the Compensation Committee considered the factors described above which apply to bonuses awarded to all executive officers. On

December 15, 2004, Mr. Sook was granted an option to acquire 300,000 shares of the Company’s Class A Common Stock. This option award was granted pursuant to the general terms and provisions of the Company’s stock-based compensation plan, as described above.

Respectfully submitted,

Royce Yudkoff

Jay M. Grossman

Geoff Armstrong

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers served, and we anticipate that no member of our board of directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors.

Comparative Stock Performance Graph

The following graph compares the total return of our class A Common Stock based on closing prices for the period from November 25, 2003, the date our Class A Common Stock was first traded on NASDAQ, through December 31, 2004 with (i) the NASDAQ Composite Index and (ii) a peer index consisting of the following pure play television companies: ACME Communications, Inc., Granite Broadcasting Corporation, Gray Communications Systems, Inc., Hearst Argyle Television, Inc., Liberty Corp., LIN TV Corp., Sinclair Broadcasting Group, Inc. and Young Broadcasting Inc. (the “Television Index”). The graph assumes the investment of $100 in our Class A Common Stock and in each of the such indices on November 25, 2003. The performance shown is not necessarily indicative of future performance.

	11/25/2003	12/31/2003	12/31/2004
Nexstar Broadcasting Group, Inc. (NXST)	$100.00	$102.70	$68.71
NASDAQ Composite Index	$100.00	$102.20	$111.56
Television Index (TV)	$100.00	$113.76	$96.62

PROPOSAL 2—RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the audit committee of our Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the audit committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

Independent Registered Public Accounting Firm Fees and Other Matters

In addition to retaining PricewaterhouseCoopers LLP to audit the financial statements of Nexstar Broadcasting Group, Inc. and its direct and indirect subsidiaries (including Nexstar, collectively, “Nexstar Entities”) for the fiscal year ended December 31, 2005, and review the financial statements included in each of Nexstar Entity’s Quarterly Reports on Form 10-Q during such fiscal year, Nexstar Broadcasting Group, Inc. retained PricewaterhouseCoopers LLP to assist with the preparation of filings in connection with our initial public offering, two public debt offerings, provide due diligence services, audit certain acquired stations and tax compliance matters. The aggregate fees, including expenses, billed for professional services incurred by Nexstar Broadcasting Group, Inc. and rendered by PricewaterhouseCoopers LLP in fiscal year 2004 and 2003 for these various services were:

	Fiscal Year Ended
Type of Fees	December 31, 2004	December 31, 2003
Audit Fees(1)	$1,590,000	$738,000
Audit Related Fees(2)	89,000	1,385,000
Tax Fees(3)	428,000	747,000
All Other Fees	2,000	—

Total	$2,109,000	$2,870,000

(1)	“Audit Fees” are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.
(2)	“Audit Related Fees” are fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. In 2003, the fees paid were primarily rendered in connection with our initial public offering and in 2004 the fees paid were related to the public registering of Nexstar Broadcasting, Inc.’s 7% senior subordinated notes.
(3)	“Tax Fees” are fees billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning. In 2003, $393,000 pertained to planning and advisory services related to the Quorum merger and our initial public offering.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. Commencing with the 2003 audit fees, the audit committee pre-approves all services relating to PricewaterhouseCoopers LLP. All other audit related tax and other fees will be approved by the audit committee prospectively.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for the 2006 Annual Meeting

Proposals of stockholders intended to be presented at the 2006 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 12, 2005 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Shirley E. Green, Secretary, Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039.

In addition, our bylaws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8), including stockholder nominations for the election to our Board of Directors. Such proposals and nominations for the 2006 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received not less than 60 days nor more than 90 days prior to the Annual Meeting. In the event that less than 70 days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the Annual Meeting was mailed or such public announcement was made. Our bylaws require that such notice contain certain additional information. Copies of the bylaws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written request to Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039, Attention: Bob Thompson, Chief Financial Officer. If any stockholder wants to receive separate copies of the annual report and proxy statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

By Order of the Board of Directors,

/s/    Shirley E. Green

Shirley E. Green

Secretary

April 13, 2005

PROXY

Nexstar Broadcasting Group, Inc.

909 Lake Carolyn Parkway, Suite 1450

Irving, TX 75039

2005 Annual Meeting of Stockholders

This Proxy is solicited on the behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints, Perry A. Sook, Shirley E. Green and G. Robert Thompson, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Broadcasting Group, Inc. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., Central Standard Time, on May 23, 2005 or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

(Continued and to be signed on the reverse side)

Nexstar Broadcasting Group, Inc.

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Detach Proxy Card Here

☐	Please Mark, Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.
☐	Vote must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS (1) AND (2).

1.	To elect the following nominees to the Board of Directors (except as marked below), each to serve until the next Annual Meeting of Stockholders.

☐    FOR ALL                ☐    WITHHOLD FOR ALL                ☐    EXCEPTIONS*

Nominees:	Perry A. Sook, Blake R. Battaglia, Erik Brooks, Jay M. Grossman, Brent Stone, Royce Yudkoff, Geoff Armstrong, Michael Donovan, I. Martin Pompadur

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

Exceptions*:

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

☐    FOR                        ☐    AGAINST                            ☐    ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

To change your address, please mark this       ☐

box.

To include any comments, please mark this    ☐

box.

SCAN LINE

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others in a representative capacity should indicate the capacity in which they sign.)

Date                              Share Owner sign here                                      Co-Owner sign here